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                                                                    EXHIBIT 8.1


                          Weil, Gotshal & Manges LLP
                        A limited liability partnership
                      including professional corporations
                   767 Fifth Avenue, New York, NY 10153-0019
                                (212) 310-8000
                              FAX: (212) 310-8007


                                January 23, 1997



J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas  75024-3698

Ladies and Gentlemen:

          In connection with the registration by J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), of shares of common stock, par value 50c per share, of JCPenney under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on January 23, 1997 (with all amendments thereto, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Amended and Restated Agreement and Plan of Merger, dated as of November 2, 1996, (the "Merger Agreement"), among JCPenney, Omega Acquisition Corporation, a Delaware Corporation and wholly-owned subsidiary of JCPenney, and Eckerd Corporation, a Delaware corporation, and the Registration Statement.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Offer and the Merger (as such terms are defined in the Registration Statement) set forth in the Merger Agreement and the Registration Statement; (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement; and (3) the accuracy of the representations contained in Annex 1 and Annex 2 to the Merger Agreement.

          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion
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J.C. Penney Company, Inc.
January 23, 1997
Page 2



that the legal conclusions set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement are correct in all material respects. We express no opinion as to any matter other than those specifically set forth herein.

          Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Registration Statement, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.


                                                 Very truly yours,

                                                 /s/ Weil, Gotshal & Manges LLP